Exhibit 10.1

EXECUTION VERSION

SECOND AMENDMENT TO CREDIT AGREEMENT

This SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of August 4, 2026 among EL POLLO LOCO, INC., a Delaware corporation (the “Borrower”), the Guarantors party hereto, the Lenders party hereto and BANK OF AMERICA, N.A., as Administrative Agent. All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement (as defined below).

RECITALS

WHEREAS, the Borrower, the Guarantors, the Lenders and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer, have entered into that certain Credit Agreement dated as of July 27, 2022 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent amend the Credit Agreement on the terms and conditions more particularly set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Amendments. Subject to the terms and conditions set forth herein, the Credit Agreement is hereby amended as follows:

(a)The definitions of “Applicable Rate”, “Maturity Date”, “Sanctions”, and “Threshold Amount” in Section 1.01 of the Credit Agreement are hereby amended and restated in their entireties to read as follows:

“Applicable Rate” means, with respect to Revolving Loans, Swingline Loans, Letter of Credit Fees and the Commitment Fee, the following percentages per annum, based upon the Lease Adjusted Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Level	Lease Adjusted Consolidated Leverage Ratio	Commitment Fee	Letter of Credit Fee	Term SOFR Loans	Base Rate Loans
I	< 3.00 to 1.0	0.20%	1.75%	1.75%	0.75%
II	< 3.50 to 1.0 but ≥ 3.00 to 1.0	0.20%	2.00%	2.00%	1.00%
III	< 4.00 to 1.0 but ≥ 3.50 to 1.0	0.20%	2.25%	2.25%	1.25%
IV	< 4.50 to 1.0 but ≥ 4.00 to 1.0	0.30%	2.50%	2.50%	1.50%
V	≥ 4.50 to 1.0	0.30%	2.75%	2.75%	1.75%

Any increase or decrease in the Applicable Rate resulting from a change in the Lease Adjusted Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Level V shall apply, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the first Business Day following the date on which such Compliance Certificate is delivered. Notwithstanding anything to the contrary contained in this definition, (a) the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b), (b) the Applicable Rate shall be set forth in Level I from the Second Amendment Closing Date until the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a) for the fiscal quarter ending on or about June 30, 2026.

“Maturity Date” means August 4, 2031; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions authority recognized by the foregoing.

“Threshold Amount” means $20,000,000.

(b)Section 1.01 of the Credit Agreement is hereby amended by inserting the following new definition in the appropriate alphabetical order to read as follows:

“Second Amendment Closing Date” means August 4, 2026.

(c)The definition of “Audited Financial Statements” in Section 1.01 of the Credit Agreement is hereby amended by replacing “December 29, 2021” with “December 31, 2025”.

(d)The definition of “SOFR Adjustment” is hereby deleted from Section 1.01 of the Credit Agreement.

(e)Each instance of the phrase “, in each case, plus the SOFR Adjustment for such Interest Period” is hereby deleted from the definition of “Term SOFR” in Section 1.01 of the Credit Agreement.

(f)Each instance of the phrase “plus the SOFR Adjustment” is hereby deleted from Section 3.03 of the Credit Agreement.

(g)Section 5.05(b) of the Credit Agreement is hereby amended by replacing “March 30, 2022” with “April 1, 2026”.

(h)Section 5.05(c) of the Credit Agreement is hereby amended by replacing “December 29, 2021” with “December 31, 2025”.

(i)Section 7.02(c)(i) of the Credit Agreement is hereby amended by replacing “$10,000,000” with “the greater of (A) $10,000,000 and (B) 10.0% of Consolidated EBITDAR as of the last day of the most recently ended Measurement Period for which financial statements have been delivered hereunder”.

(j)Section 7.05(b) of the Credit Agreement is hereby amended by replacing “shall not exceed $10,000,000 in any four consecutive fiscal quarter period” with “shall not exceed, in any four consecutive fiscal quarter period, the greater of (A) $10,000,000 and (B) 10.0% of

Consolidated EBITDAR as of the last day of the most recently ended Measurement Period for which financial statements have been delivered hereunder”.

(k)Section 7.05(j)(i)(A) of the Credit Agreement is hereby amended by replacing “$20,00,000” with “$20,000,000”.

(l)Section 7.06(h) of the Credit Agreement is hereby amended by replacing “shall not exceed $5,000,000 in any fiscal year” with “shall not exceed, in any fiscal year, the greater of

(i) $5,000,000 and (ii) 5.0% of Consolidated EBITDAR as of the last day of the most recently ended Measurement Period for which financial statements have been delivered hereunder”.

(m)Section 8.01(c) of the Credit Agreement is hereby amended by replacing “becoming aware if such failure” with “becoming aware of such failure”.

(n)Section 11.01(a)(iv) of the Credit Agreement is hereby amended and restated in its entirety to read as follows: “(iv) change Section 8.03 or Section 2.13 in a manner that would alter the order or pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;”.

(o)Section 11.01(a) of the Credit Agreement is hereby amended by (i) deleting the word “or” at the end of clause (vii), (ii) adding the word “or” at the end of clause (viii), and (iii) inserting a new clause (ix) to read as follows: “(ix) without the prior written consent of each Lender directly and adversely affected thereby, (A) subordinate the Obligations hereunder to any other Indebtedness or (B) except as contemplated by Section 9.10 as in effect on the Second Amendment Closing Date, subordinate the Liens securing the Obligations to Liens securing any other Indebtedness;”.

(p)Schedule 2.01 of the Credit Agreement is hereby amended and restated in its entirety as set of the Schedule 2.01 attached hereto.

2.	New Lenders; Reallocation.

(a)Each Person that signs this Amendment as a Lender and that was not a Lender party to the Credit Agreement immediately prior to the effectiveness of this Amendment (each, a “New Lender”) (i) represents and warrants that (A) it has full power and authority, and has taken all action necessary, to execute and deliver this Amendment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (B) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (C) from and after the date hereof, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and shall have the obligations of a Lender thereunder, (D) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment and become a Lender under the Credit Agreement, on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (E) if it is a Foreign Lender, it has delivered any documentation required to be delivered by it pursuant to the terms of the Credit Agreement; and (ii) agrees that (A) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (B) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

(b)Each of the Administrative Agent and each Loan Party agree that, as of the date hereof, each New Lender shall (i) be a party to the Credit Agreement (and, as applicable, the other Loan Documents), (ii) be a “Lender” for all purposes of the Credit Agreement and the other Loan Documents, and (iii) have the rights and obligations of a Lender under the Credit Agreement and the other Loan Documents.

(c)The address of each New Lender for purposes of all notices and other communications is as set forth on the Administrative Questionnaire delivered by such New Lender to the Administrative Agent.

(d)On the Second Amendment Closing Date upon the effectiveness of this Amendment, each Lender shall fund Revolving Loans, and the Administrative Agent shall make such assignments, reallocations and transfers of funds (including prepayments of Revolving Loans of certain Lenders with Revolving Loans funded by other Lenders, as applicable) and such adjustments to the Register, as are necessary in order that (i) the Revolving Loans outstanding under the Credit Agreement (including any Revolving Loans funded on the Second Amendment Closing Date) and (ii) the Lenders’ respective participation interests in Letters of Credit and Swingline Loans shall, in each case, reflect the Revolving Commitments of the Lenders hereunder as set forth on Schedule 2.01 attached hereto on the Second Amendment Closing Date. The parties hereto consent to such assignments, reallocations, transfers of funds and adjustments by the Administrative Agent and agree that neither any Assignment and Assumption nor any other action of any Person is required to give effect thereto. Notwithstanding the assignments, reallocations, transfers of funds and adjustments contemplated above in this clause (d), each Borrowing of Term SOFR Loans outstanding under the Credit Agreement on the date hereof immediately prior to effectiveness of this Amendment shall, after giving effect to such assignments, reallocations, transfers of funds and adjustments, maintain the same Interest Period as was applicable to such Borrowing immediately prior to effectiveness of this Amendment. Each of the Lenders waives any right to compensation under Section 3.05 of the Credit Agreement in connection with the transactions and matters contemplated by this clause (d). For the avoidance of doubt, each reference to a Lender in this Section and elsewhere in this amendment shall include the New Lenders.

3.Effectiveness. This Amendment shall be effective upon satisfaction of the following conditions precedent:

(a)Receipt by the Administrative Agent of counterparts of this Amendment duly executed by (i) a Responsible Officer of the Borrower and each Guarantor, (ii) the Lenders and (iii) the Administrative Agent;

(b)Receipt by the Administrative Agent for the account of each Lender requesting a Note, a Note executed by a Responsible Officer of the Borrower;

(c)Receipt by the Administrative Agent of the following, in form and substance reasonably satisfactory to the Administrative Agent:

(i)Copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate

Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the date hereof;

(ii)Such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents to which such Loan Party is a party; and

(iii)Such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Paty is duly organized or formed, and is validly existing and, if applicable, in good standing in its state of organization or formation;

(d)Receipt by the Administrative Agent of a favorable opinion of counsel to the Loan Parties, dated as of the date hereof and addressed to the Administrative Agent and the Lenders, in form and substance reasonably satisfactory to the Administrative Agent;

(e)Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including naming the Administrative Agent as additional insured (in the case of liability insurance) or lenders loss payee (in the case of property insurance) on behalf of the Secured Parties;

(f)Receipt by the Administrative Agent of (i) audited financial statements of Holdings and its Subsidiaries for the most recently ended fiscal year for which such statements are available and (ii) projections for Holdings and its Subsidiaries for the five (5) fiscal years following the date hereof, which projections shall be in form and substance reasonably satisfactory to the Administrative Agent;

(g)Receipt by the Administrative Agent of a certificate of a Responsible Officer of the Borrower, dated as of the date hereof, certifying that (i) the representations and warranties of the Borrower and each other Loan Party contained in Article V of the Credit Agreement or any other Loan Document are true and correct in all material respects (or, with respect to any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of the Second Amendment Closing Date after giving effect to the Amendment, except to the extent that any such representation and warranty specifically relates to an earlier date, in which case they shall be true and correct in all material respects (or, with respect to any representation and warranty qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date, and except that for purposes of this clause, the representations and warranties contained in Sections 5.05(a) and (b) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b) of the Credit Agreement, respectively, (ii) since December 31, 2025, there has not occurred any event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect, and (iii) no Default or Event of Default exists or would result from entering into this Amendment;

(h)Receipt by the Administrative Agent of a solvency certificate signed by a Responsible Officer of Holdings (not in his or her individual capacity but solely in his or her capacity as an officer of Holdings) as to the solvency of Holdings and its Subsidiaries, on a Consolidated basis, after giving effect to the transactions contemplated hereby;

(i)Receipt by the Administrative Agent and, if requested by a Lender, such Lender of: (i) documentation and other information reasonably requested by the Administrative Agent or such Lender in order to comply with applicable “know your customer” and anti-money laundering requirements, including the PATRIOT Act; and (ii) with respect to the Borrower, to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification; and

(j)Receipt by the Administrative Agent of (i) accrued and unpaid interest and fees under the Loan Documents as of the date hereof, (ii) all fees required to be paid pursuant to any separate fee letter between the Borrower and the Administrative Agent and (iii) all reasonable and documented or invoiced fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced at least one (1) Business Day prior to the date hereof, plus such additional amounts of such reasonable fees, charges and disbursements as shall constitute its reasonable estimate of such reasonable fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that neither such waiver nor such estimate shall thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

4.	Miscellaneous.

(a)The Credit Agreement (as amended hereby) and the obligations of the Loan Parties thereunder and under the other Loan Documents are hereby ratified and confirmed and shall remain in full force and effect according to their terms. This Amendment shall not be deemed or construed to be a satisfaction, reinstatement, novation or release of any Loan Document or a waiver by the Administrative Agent or any Lender of any rights and remedies under the Loan Documents, at law or in equity.

(b)Each Guarantor (i) acknowledges and consents to all of the terms and conditions of this Amendment, (ii) affirms all of its obligations under the Loan Documents and (iii) agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge its obligations under the Credit Agreement (as amended hereby) or the other Loan Documents.

(c)The Borrower and the Guarantors hereby represent and warrant to the Administrative Agent and the Lenders as follows:

(i)Each Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Amendment and the Credit Agreement as amended hereby. This Amendment and the execution and performance hereof by the Loan Parties do not conflict with any Loan Party’s Organization Documents or any law, agreement or obligation by which any Loan Party is bound.

(ii)This Amendment has been duly executed and delivered by each Loan Party and constitutes a legal, valid and binding obligation of each Loan Party, enforceable against each such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity and principles of good faith and fair dealing.

(iii)No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Amendment.

(iv)The Persons signing this Amendment as Guarantors include all of the Subsidiaries existing as of the date of this Amendment that are required to become Guarantors pursuant to the Credit Agreement.

(d)The Loan Parties represent and warrant to the Administrative Agent and the Lenders that (i) after giving effect to this Amendment, the representations and warranties of the Borrower and each other Loan Party contained in Article V of the Credit Agreement or any other Loan Document, or which are contained in any Compliance Certificate furnished at any time under or in connection therewith, are true and correct in all material respects (or, with respect to any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or, with respect to any representation and warranty qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date, and except that for purposes of this Section 4(d)(i), the representations and warranties contained in Sections 5.05(a) and (b) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively, of the Credit Agreement, and (ii) after giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

(e)This Amendment shall constitute a Loan Document for all purposes. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. The provisions of Section 11.17 of the Credit Agreement are incorporated herein by reference, mutatis mutandis. This Amendment constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Amendment will inure to the benefit of and bind the respective successors and permitted assigns of the parties hereto.

(f)THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TERMS OF SECTIONS 11.14 AND 11.15 OF THE CREDIT AGREEMENT ARE INCORPORATED HEREIN BY REFERENCE, MUTATIS MUTANDIS.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

BORROWER:	EL POLLO LOCO, INC.,
a Delaware corporation

	By:	/s/ Jason Weintraub
	Name:	Jason Weintraub
	Title:	Chief Legal Officer and Corporate Secretary

GUARANTORS:	EL POLLO LOCO HOLDINGS, INC.,
a Delaware corporation

	By:	/s/ Jason Weintraub
	Name:	Jason Weintraub
	Title:	Chief Legal Officer and Corporate Secretary

EPL INTERMEDIATE, INC.,
a Delaware corporation

By:	/s/ Jason Weintraub
Name:	Jason Weintraub
Title:	Chief Legal Officer and Corporate Secretary

G
LOCO MARKETING, INC.,
a Kentucky corporation

	By:	/s/ Jason Weintraub
	Name:	Jason Weintraub
	Title:	Chief Legal Officer and Corporate Secretary

EL POLLO LOCO, INC.

SECOND AMENDMENT TO CREDIT AGREEMENT

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent

	By:	/s/ Erik Truette
	Name:	Erik Truette
	Title:	Vice President

EL POLLO LOCO, INC.

SECOND AMENDMENT TO CREDIT AGREEMENT

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender, the L/C Issuer and the Swingline Lender

	By:	/s/ Rhonda Baughn
	Name:	Rhonda Baughn
	Title:	Senior Vice President

EL POLLO LOCO, INC.

SECOND AMENDMENT TO CREDIT AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Denise Crouch
Name:	Denise Crouch
Title:	Vice President

EL POLLO LOCO, INC.

SECOND AMENDMENT TO CREDIT AGREEMENT

JPMORGAN CHASE BANK. N.A.,
as a Lender

By:	/s/ Sean Bodkin
Name:	Sean Bodkin
Title:	Executive Director

EL POLLO LOCO, INC.

SECOND AMENDMENT TO CREDIT AGREEMENT

Schedule 2.01

Commitments and Applicable Percentages

Lender	Revolving Commitment	Applicable Percentage of Revolving Commitment
Bank of America, N.A.	$65,000,000.00	43.333333333%
Wells Fargo Bank, National Association	$60,000,000.00	40.000000000%
JPMorgan Chase Bank, N.A.	$25,000,000.00	16.666666667%
TOTAL	$150,000,000.00	100.000000000%